Exhibit 23

Eighth Amended and Restated Owens-Illinois, Inc.

Stock Purchase and Savings Program

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-57139, 333-67377, 333-69624 and 333-170220) pertaining to the Eighth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program of our report dated June 14, 2018, with respect to the financial statements and schedule of the Eighth Amended and Restated Owens-Illinois, Inc. Stock Purchase and Savings Program included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP

Toledo, Ohio

June 14, 2018